SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 4/30/2005
FILE NUMBER 811-6463
SERIES NO.: 5


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A               16,003
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                7,149
              Class C                1,485



74V.     1.   Net asset value per share (to nearest cent)
              Class A               $17.52
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B               $16.53
              Class C               $16.54